Exhibit 16.1

[Ernst & Young LLP Letterhead]

March 1, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 1, 2019, of Chart Industries, Inc. and are in agreement with the statements contained in paragraphs 2 and 3 of Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP